Exhibit 4.2

                   CERTIFICATE OF DETERMINATION
                                of
                      SISKON GOLD CORPORATION



    Timothy A. Callaway and Claudia J. Mack certify that:

     1. They are the president and the secretary respectively, of Siskon Gold Corporation, a California corporation (the "Company").

     2. The number of shares of preferred stock, par value $.001, authorized by the Company's Articles of Incorporation is 10,000,000 none of which have been issued or are outstanding.

     3. The Company's board of directors (the "Board of Directors") desire to establish a new series of preferred stock to be designated Series A Convertible Preferred Stock and the initial number of shares constituting such series shall be two thousand four hundred (2,400), none of which have been issued or are outstanding.

     4.   The board of directors has duly adopted the following resolution:


      WHEREAS, article fourth of the Articles of Incorporation of the Company presently authorizes the issuance of 10,000,000 shares of Preferred Stock, $0.001 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors; and

     WHEREAS, in order to accommodate a business purpose deemed proper by the Board of Directors, i.e., to facilitate a private placement of securities which when completed will generate additional working capital for the Company, the Board of Directors does hereby seek to provide for the designation of a segment of the Company's Preferred Stock as "Series A Convertible Preferred Stock;" and

       WHEREAS,   the   terms,   conditions,  voting  rights,  preferences,
limitations and special rights of the Series A Convertible Preferred Stock in their entirety are as provided herein.

NOW THEREFORE, be it:

     RESOLVED, that a series of the class of authorized Preferred Stock, $0.001 par value, of the Company hereinafter designated "Series A Convertible Preferred Stock," is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  DESIGNATION AND AMOUNT.

      The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock") and the number of shares initially constituting such series shall be two thousand four hundred (2,400).

Section 2.  DIVIDENDS AND DISTRIBUTIONS.

          (a) Each holder of a share of Series A Convertible Preferred Stock in preference to the holders of shares of the Company's Class A and Class B Common Stock, $0.001 par value (the "Common Stock"), and of any other capital stock of the Company ranking junior to the Series A Convertible Preferred Stock as to payment of dividends, shall be entitled to receive, out of funds legally available therefor, dividends at the rate of eighty (80) United States Dollars ("USD") per share per annum on the first day of January each year when and as declared by the Board of Directors. Such dividends shall accrue on each share of Preferred Stock from the date of its original issuance and delivery upon conversion of the Company's 8% Convertible Debentures due January 1, 2000, and shall accrue from day to day whether or not declared or legally distributable. Such dividends shall be cumulative so that if such dividends in respect of any previous dividend period at the above specified rate shall not have been declared and paid or set apart for payment, the deficiency shall be declared and paid or set apart for payment, but without interest, before the payment of any dividend on the Common Stock, or any other capital stock of the Company ranking junior to the Series A Convertible Preferred Stock.

          (b) The holders of shares of Series A Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Determination of Series A Convertible Preferred Stock.

Section 3. VOTING RIGHTS.

          (a) Except as required by law, the holders of shares of Series A Convertible Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

     Section 4. LIQUIDATION, DISSOLUTION, WINDING UP OR CERTAIN MERGERS OR CONSOLIDATIONS.

          (a) If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or engage in a merger, plan of reorganization or consolidation, then and in that event, no distribution shall be made to the holders of shares of Common Stock, unless, prior thereto, the holders of the Series A Convertible Preferred Stock shall have first received an amount in cash or equivalent value in securities or other consideration equal to the "liquidation preferences" thereof.

     If upon any such liquidation, dissolution, winding up, merger, plan of reorganization or consolidation, the amount so payable or distributable does not equal or exceed the "liquidation preferences" of the Series A Convertible Preferred Stock, then, and in that event, the amount of cash so payable, and the amount of securities or other consideration so distributable, shall be distributed ratably to the holders of the Series A Convertible Preferred Stock on the basis of the number of shares of Series A Convertible Preferred Stock held. After payment in full of the "liquidation preferences" owed to the holders of the Series A Convertible Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Series A Convertible Preferred Stock, to share in all remaining assets of the Company in accordance with their respective interests.

     For the purposes hereof, the term "liquidation preferences" shall mean, with respect to the Series A Convertible Preferred Stock, one thousand United States Dollars ($1,000.00 USD) per share plus accrued and unpaid dividends.

          (b) Except as provided in subparagraph (a) above, neither the consolidation, merger or other business combination of the Company with or into any other person or persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company to a person or persons other than the holders of the Company's Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 4.

Section 5.      CONVERSION.

          (a) The holders of Preferred Stock shall have conversion rights as follows:

          1. Each holder of Series A Convertible Preferred Stock may, on or after the date the Series A Convertible Preferred Stock is issued, upon surrender of the certificates therefor, convert any or all Series A Convertible Preferred Stock held by such holder into fully paid and nonassessable shares of Class A Common Stock at the following rate: each share of Series A Convertible Preferred Stock shall be convertible into a number of Class A Common Stock determined by dividing one thousand dollars ($1,000) plus accrued and unpaid dividends by seventy five percent (75%) of the average closing bid price of the Company's Class A Common Stock over a ten (10) day trading period preceding the holder's election to convert. Such option to convert shall be exercised by surrendering for such purpose to the Company, at office of the Company or of any transfer agent for the Class A Common Stock or Series A Convertible Preferred Stock, certificates representing the shares to be converted duly endorsed in blank or accompanied by proper instruments of transfer. Such conversion shall be deemed to have been made as of the date of such surrender of the Series A Convertible Preferred Stock and the person entitled to receive the Class A Common Stock therefor shall be treated for all purposes as the record holder of such Class A Common Stock on such date. If any shares of Series A Convertible Preferred Stock have been called for redemption, the right of conversion shall terminate as to such shares at the close of business on the fifth day preceding the redemption date. Notwithstanding anything else to the contrary, the Series A Convertible Preferred Stock shall automatically convert into shares of Class A Common Stock in an amount determined as provided for herein at midnight, January 1, 2000, Pacific Standard Time.

          2. The number of shares of Class A Common Stock into which shares of Series A Convertible Preferred Stock may be converted shall be subject to adjustments as follows:

          (A) In case the Company shall be recapitalized through the subdivision or combination of its outstanding Class A Common Stock into a larger or smaller number of shares, then in each such case the number of shares of Class A Common Stock into which shares of Series A Convertible Preferred Stock may be converted shall be increased or reduced in the same proportion.

          (B) In case the Company declares a dividend on Class A Common Stock payable in Class A Common Stock or securities convertible into Class A Common Stock, then, as of the record date for determining the holders entitled to receive such dividend, the number of shares of Class A Common Stock into which shares of Series A Convertible Preferred Stock may be converted shall be increased in proportion to the increase through such dividend of the number of outstanding shares of Class A Common Stock.

          (C) In case the Company determines to offer rights to the holders of Class A Common Stock entitling them to subscribe to additional Class A Common Stock or securities convertible into Class A Common Stock, the Company shall give written notice of such proposed rights offering to the holder of Series A Convertible Preferred Stock at least 15 days prior to the proposed record date in order to permit them to convert their Series A Convertible Preferred Stock into Class A Common Stock on or before such record date. There shall be no adjustment in the conversion rate by virtue of such rights offering or by virtue of any sale of any class of securities of the Company.

          (D) In case of any capital reorganization, including any reclassification of the capital stock of the Company or any merger of the Company with another corporation or the sale or conveyance of all or substantially all of the assets of the Company to another corporation, each share of Series A Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock deliverable upon conversion of such share of Series A Convertible Preferred Stock would have been entitled upon such reorganization; and in any such case, appropriate adjustments (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Convertible Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in, and other adjustments of, the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

          (E) In the event that the Company fails to deliver to a holder, free of restrictions imposed by the Company, the number of shares of Class A Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock within ten (10) business days from the date the Company receives all necessary documents, including opinions of counsel acceptable to the Company that the issuance of the shares of Class A Common Stock does not require registration under the Securities Act of 1933, as amended, then, in lieu of the conversion rate provided for in Section 5(a)1 above, each share of Series A Convertible Preferred Stock shall be convertible into a number of Class A Common Stock determined by dividing one thousand dollars ($1,000) plus accrued and unpaid dividends by fifty percent (50%) of the average closing bid price of the Company's Class A Common Stock over a ten (10) day trading period preceding the holder's election to convert.

          (b)  Whenever  the  amount  of  Class  A  Common Stock  or  other securities deliverable upon the conversion of Series A Convertible Preferred Stock shall be adjusted pursuant to the provisions hereof, the Company shall forthwith file, at its principal executive office and with any transfer agent for its Class A Common Stock and Series A Convertible Preferred Stock, a statement signed by the Chief Executive Officer and Chief Financial Officer of the Company stating the adjusted amount of its Class A Common Stock or other securities deliverable per share of Series A Convertible Preferred Stock calculated to the nearest one-hundredth and setting forth in reasonable detail the method of calculation and facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment is required hereunder.

          (c) The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock the full number of shares deliverable upon conversion of all the then outstanding Series A Convertible Preferred Stock and shall take all such action and obtain all such permits and orders as may be necessary to enable the Company lawfully to issue such Class A Common Stock upon the conversion of Series A Convertible Preferred Stock.

          (d) No fractions of shares of Class A Common Stock shall be issued upon the conversion of Series A Convertible Preferred Stock. In lieu of fractions, the Company shall issue a whole share for any fractional share required to be issued on conversion of the Series A Convertible Preferred Stock.

          (e) Any notice required or permitted by this Section 5 or any other provision contained herein to be given to a holder of Series A Convertible Preferred Stock or to the Company shall be in writing and be deemed given upon the earlier of (1) personal delivery to such holder at the address appearing on the books of the Company, (2) actual receipt or three (3) days after the same has been deposited with a recognized international courier, delivery charges prepaid, and addressed to the holder at the address appearing on the books of the Company, or (3) sending of facsimile to such holder at the facsimile number provided by such holder to the Secretary of the Company

Section 6.  NOTICES OF RECORD DATE.

     In the event of (1) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (2) any reclassification or recapitalization of the capital stock of the Company or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall send by personal delivery to such holder at the address appearing on the books of the Company, by recognized international courier, delivery charges prepaid, and addressed to the holder at the address appearing on the books of the Company, or by sending of facsimile to such holder at the facsimile number provided by such holder to the Secretary of the Company, at least fifteen
(15) days prior to the  record  date specified therein, a notice specifying
(A) the date on which any such record is to be taken for the purpose of such dividend or other distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Series A Convertible Preferred Stock shall be entitled to exchange their Series A Convertible Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up.

     Section 7.      REACQUIRED SHARES.

      Any  shares  of  Series  A  Convertible  Preferred  Stock  converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of California. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, $0.001 par value, of the Company undesignated as to series and may be reissued as part of another series of Preferred Stock, $0.001 par value, of the Company.

     Section 8.     REDEMPTION.

          (a) This corporation, at the option of the Board of Directors, may redeem the whole or any part of the Series A Convertible Preferred Stock by paying $1,000 per share (the "redemption price") at any time together with all accrued and unpaid dividends thereon to and including the date fixed for redemption (the "redemption date"). The Company shall give notice of the redemption of any or all such shares by causing a notice of redemption to be mailed not earlier than 60 nor later than 30 days prior to the redemption date to the holders of record of the Series A Convertible Preferred Stock to be redeemed addressed to each such holder at the holder's post office address appearing on the records of the Company or, if no address is shown, at the place where the principal executive office of the Company is located. The notice of redemption shall set forth: (i) the class or series of shares or part of any class or series of shares to be redeemed; (ii) the redemption date; (iii) the redemption price; and
(iv) the place at which the shareholder may obtain payment of the redemption price upon surrender of their share certificates. In case of the partial redemption of Series A Convertible Preferred Stock, such redemption shall be pro rata among the various holders thereof or as determined by lot in the discretion of the Board of Directors. On or before the redemption date, each holder of shares called for redemption shall surrender the certificate representing such shares to the Company at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the redemption price on the redemption date. If less than all of the shares represented by a surrendered certificate are redeemed, the Company shall issue a new certificate representing the unredeemed shares.

          (b) If, on or before the redemption date, the Company has cash funds available or has deposited for such purpose in trust with a bank or trust company sufficient funds to pay the redemption price in full to the holders of all shares called for redemption, the shares so called shall be deemed to be redeemed as of the date of deposit, dividends on those shares shall cease to accrue and no interest shall accrue on the redemption price from and after the redemption date.

          (c) The right to convert said shares shall terminate at the close of business on the fifth day prior to the redemption date. Any amounts so deposited on account of the redemption price of shares converted subsequent to the date of deposit shall be repaid to the Company forthwith upon the conversion of such shares.

      IN WITNESS WHEREOF, the undersigned officers have executed this Certificate of Determination of Series A Convertible Preferred Stock this 18th day of November, 1996, in Grass Valley, California and we further declare, under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


TIMOTHY A. CALLAWAY
Timothy A. Callaway, President


CLAUDIA J. MACK
Claudia J. Mack, Secretary